Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Contract”) is made and entered into and is effective as of the 3rd day of December, 2015 (the “Contract Date”), by and between FLANDERS HOLDING, LLC, a Texas limited liability company (“Seller”) and VOLTARI REAL ESTATE HOLDING, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.	Seller is the owner of the Project (as defined below).

B.	Upon the satisfaction of, and subject to, the terms and conditions set forth in this Contract, Seller has agreed to sell the Project to Purchaser, and Purchaser has agreed to purchase the Project from Seller.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Contract, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as set forth below.

1.	PURCHASE AND SALE OF THE PROJECT.

Subject to and in accordance with the terms and conditions contained in this Contract, Seller agrees to sell, assign, convey, and transfer to Purchaser in the manner herein provided all of Seller’s right, title and interest in and to the following real and personal property (collectively referred to herein as the “Project”), and Purchaser hereby agrees to purchase and accept the Project:

1.1	Land. Subject to general and special real estate taxes and assessments (subject to adjustment) not yet due and payable, the Permitted Exceptions (as defined below), fee title to that certain real property located at 721 Flanders Road, in the City of Flanders, Suffolk County, New York, which real property is more particularly described in Exhibit 1.1 (the “Land”).

1.2	Improvements. All fixtures and improvements owned by Seller located on the Land, under construction as of the Contract Date, or to be constructed by Seller or on its behalf prior to the Closing Date (collectively, the “Improvements”), it being understood and agreed, however, that Purchaser shall not have the right, pursuant to this Contract, to purchase any of such fixtures and improvements which are the property of 7-Eleven (defined below) during the term of the 7-Eleven Lease, as hereinafter defined. The Improvements include, or prior to Closing shall include, an existing retail building, all of which is or will be occupied by 7-Eleven, Inc., a Texas corporation (“7-EIeven”), pursuant to the terms of the 7-Eleven Lease.

1.3	Personalty. All equipment and personal property owned by Seller, if any, which is located on or in the Land or the Improvements (collectively, the “Personalty”), it being understood and agreed that Purchaser shall not have the right, pursuant to this Contract, to purchase any personal property on the Improvements which is the personal property of any tenants and other occupants of the Project during the term of the 7-Eleven Lease.

1.4	Appurtenances. All rights, privileges and easements appurtenant to the Land, all water, wastewater and other utility rights relating to the Land and any and all easements, rights-of-way and other appurtenances used in connection with the beneficial use and enjoyment of the Land, in each case to the extent assignable (collectively, the “Appurtenances”).

1.5	7-Eleven Lease. All of Seller’s right, title and interest in and to that certain Lease Agreement by and between Seller, as lessor, and 7-Eleven, as lessee dated effective September 12, 2013 (the “7-Eleven Lease”), covering the Improvements on the Land.

1.6	Awards. All right, title and interest to any unpaid insurance claims or proceeds or awards for damages to the Land and/or Improvements resulting from any casualty or any taking in eminent domain or by reason of change of grade of any street.

1.7	Intangible Property. Except the name of the Seller or affiliated entities, all of the interest of Seller in any intangible property now or hereafter owned by Seller and used or designed for use in connection with the Land, Improvements and/or Personalty, and any contract or lease rights, licenses, permits, certificates of occupancy, franchises, agreements, utility contracts, unexpired claims, warranties, guaranties and sureties belonging to Seller, or other rights relating to the ownership, development, construction, design, use and operation of the Land and/or Improvements, in each case to the extent assignable (collectively, “Intangible Property”).

2.	INDEPENDENT CONSIDERATION; EARNEST MONEY; CLOSING; DUE DILIGENCE MATERIALS AND INSPECTIONS.

2.1	Earnest Money. Within three (3) business days after the Contract Date, Purchaser shall also deliver a deposit to Fidelity National Title Agency, Inc., 850 E. State Highway 114, Suite 200, Southlake, Texas 76092, Attn: Stephanie Kleam; Phone: 817.442.1111; Fax: 817.442.9997; E-Mail: skleam@fidelity-usa.com (“Title Company”), via wire transfer of immediately available funds to Title Company pursuant to wire instructions provided by the Title Company, in the amount of TWO HUNDRED EIGHTY TWO THOUSAND FOUR HUNDRED AND 00/100 Dollars ($282,400.00) (the “Earnest Money”). The Title Company shall retain possession of the Earnest Money until delivery or return thereof is permitted or required under this Contract. The Earnest Money shall be deposited in an interest bearing account with the interest thereon to be disbursed with the Earnest Money in accordance with the provisions hereof. If the purchase and sale of the Project shall close pursuant to the terms and provisions of this Contract, the Earnest Money shall be credited against the Purchase Price at Closing. The timely delivery of the Earnest Money as provided for herein is a condition precedent to Seller’s obligations hereunder, and the failure of Purchaser to timely deliver the Earnest Money as provided for herein shall at Seller’s option cause this Contract to be terminated, and thereafter neither party shall have any further right or obligation under this Contract unless expressly provided to the contrary in this Contract.

2.2	Due Diligence Materials. Within five (5) days after the Contract Date, Seller shall deliver to Purchaser copies of various materials relating to the Project to the extent in Seller’s possession (the “Due Diligence Materials”). The Due Diligence Materials to be delivered to Purchaser are listed on Exhibit 2.3 attached hereto. Purchaser agrees not to disclose the Due Diligence Materials to anyone other than its directors, officers, lenders, agents, advisors and attorneys who are directly involved in conducting due diligence with respect to the Project or reviewing and approving the transactions contemplated in this Contract and then only if Purchaser has directed such directors, officers, lenders, agents, advisors and attorneys to keep the Due Diligence Materials strictly confidential. Upon termination of this Contract for any reason, the Due Diligence Materials (together with all copies thereof) shall be, at the written request of Seller, promptly destroyed by Purchaser to the extent Purchaser has made or received copies thereof. This obligation survives the termination of this Contract. IT IS ACKNOWLEDGED THAT THE DUE DILIGENCE MATERIALS INCLUDE REPORTS, INVESTIGATIONS, FINDINGS, ANALYSES, CONCLUSIONS, DATA AND OTHER INFORMATION WHICH MAY BE OR HAVE BEEN PREPARED BY THIRD PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER AGREES THAT: (A) SELLER HAS NOT MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE INFORMATION CONSTITUTING THE DUE DILIGENCE MATERIALS OR THE CONCLUSIONS CONTAINED THEREIN OR THE QUALIFICATIONS OF THE PERSONS WHO HAVE PREPARED THE DUE DILIGENCE MATERIALS, OR ANY PART THEREOF, AND (B) PURCHASER’S RELIANCE ON THE DUE DILIGENCE MATERIALS IN DETERMINING WHETHER TO PURCHASE THE PROJECT SHALL BE AT PURCHASER’S OWN RISK AND SELLER SHALL HAVE NO LIABILITY THEREFOR. THE DUE DILIGENCE MATERIALS ARE DELIVERED OR MADE AVAILABLE WITHOUT REPRESENTATION OR WARRANTY BY SELLER (EXPRESS OR IMPLIED) EXCEPT AS CONTEMPLATED BY THE FOLLOWING SENTENCE. TO THE BEST OF SELLER’S KNOWLEDGE, THE DUE DILEGENCE MATERIALS ARE TRUE AND CORRECT COPIES.

2.3	Inspections: Indemnity: Insurance.

2.3.1

Inspections. Purchaser and its employees and agents shall have the right and permission from and after the Contract Date through Closing to enter upon the Project or any part thereof at all reasonable times upon at least one (1) business day advance notice by Purchaser to Seller in a manner not to disturb 7-Eleven or other occupants of the Project nor damage or injure the Project, to inspect all aspects of the Project, at Purchaser’s sole risk, cost and expense, and to make such physical inspections, studies and tests of the Project which Purchaser deems reasonably necessary or advisable. Any notice required under the 7-Eleven Lease shall be given by Seller. Any entry by Purchaser also shall be in compliance with the terms of the 7-Eleven Lease. Seller represents and warrants that the 7-Eleven Lease provides for the necessary access contemplated under this Paragraph. Purchaser shall not have the right to interview 7-Eleven or its employees prior to

Closing without the express consent of Seller. Any testing that requires a material invasion of the Land or Improvements, including a Phase II environmental site assessment, shall require Seller’s written consent, which consent shall not be reasonably withheld or delayed. In no event shall Purchaser interfere with 7-Eleven in its use of the premises under the 7-Eleven Lease.

Purchaser agrees that it will not reveal to any third party not approved by Seller the results of its inspections or tests, unless required by law; provided, however, that Purchaser may disclose such results to its directors, officers, lenders, agents, advisors and attorneys who are directly involved in conducting due diligence with respect to the Project or reviewing and approving the transactions contemplated in this Contract and then only if Purchaser has directed such directors, officers, lenders, agents, advisors and attorneys to keep such results strictly confidential.

2.3.2	Indemnity. Purchaser shall INDEMNIFY AND HOLD HARMLESS Seller, its partners, and it officers, directors, employees and agents from all claims, liability and expense (including reasonable and documented attorneys’ fees) arising as a result of any activities of Purchaser or its employees, agents, contractors or representatives on the Project in connection with such inspections, studies and tests, and Purchaser shall restore any portion of the Land or Improvements disturbed by any such inspections, studies and tests to a condition substantially similar to that existing immediately prior to such operation. Notwithstanding the foregoing, the indemnity obligations contained herein shall not apply to any fact, condition or circumstances existing in the Property or discovered as part of any Inspection or to the extent caused by or arising from Seller, its employees’, agents’ or contractors’ access to the Property to perform the Inspection. The foregoing indemnification obligation of Purchaser shall survive Closing or any termination of this Contract.

2.3.3	Insurance. Without limiting the generality of the foregoing indemnity, Purchaser shall maintain or cause its contractors to maintain commercial general liability insurance in amounts not less than $1,000,000.00 per occurrence during all periods when Purchaser is conducting inspections of the Project. Purchaser shall cause Seller to be named as an additional insured on such insurance policy and shall provide Seller with evidence of such insurance prior to entering the Project.

2.4	Survey. Within five (5) days after the Contract Date, Seller shall deliver to Purchaser the most recent boundary survey of the Land in Seller’s possession (the “Survey”).

2.5	Title Commitment.

2.5.1	Title Commitment. Within fifteen (15) days after the Contract Date, Seller shall cause the Title Company to deliver to Purchaser a current commitment for the issuance of an owner policy of title insurance (the “Title Commitment”), including true, correct and, to the extent reasonably available from the public records, legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Land and the Improvements.

2.5.2	Title/Survey Review Period. All items shown on the Title Commitment and the Survey not objected to by Purchaser by written notice to Seller within ten (10) business days after the receipt by Purchaser of the Title Commitment and the Survey (the “Title/Survey Review Period”), shall be deemed to be “Permitted Exceptions.” Should Purchaser make written objection to Seller within the Title/Survey Review Period to exceptions, defects or conditions shown on the Title Commitment and/or the Survey (collectively, “Purchaser’s Objections”), Seller may, but shall not be obligated, to use good faith efforts to cure such Purchaser’s Objections prior to the later to occur of the expiration of the Contingency Period or twenty (20) days after Seller’s receipt of written notice of Purchaser’s Objections; provided, however, that it is expressly understood and agreed that Seller shall have no obligation to expend funds or institute any litigation in effecting such curative matters other than the Curable Matters (defined below). In no event may Purchaser include any of the standard printed exceptions set forth in the Title Commitment in Purchaser’s Objections, all of which shall be deemed Permitted Exceptions. Seller shall provide reasonable evidence to Buyer of any Purchaser Objection cured. Failure to provide such proof shall be deemed conclusive that Seller has not cured such Purchaser Objection. If Seller does not cure any or all of Purchaser’s Objections prior to the later to occur of the expiration of the Contingency Period or twenty (20) days after Seller’s receipt of written notice of Purchaser’s Objections, then prior to the later to occur of the expiration of the Contingency Period or said twenty (20)-day period, Purchaser, as its sole remedies either may (i) terminate this Contract by giving written termination notice to Seller, or (ii) waive any uncured Purchaser Objection, and Purchaser’s failure to timely terminate this Contract as a result of Seller’s failure to cure Purchaser’s Objections shall be deemed an election of remedy (ii).

2.5.3

Revised Title Commitment. With respect to matters, defects, conditions or exceptions first brought to the attention of Purchaser in a revised title commitment delivered to Purchaser on or after the date of notice of Purchaser’s Objections are delivered in accordance with the preceding paragraph, Purchaser shall have a period of five (5) business days following delivery of such revised title commitment to notify Seller in writing of any additional Purchaser’s Objections regarding such new matters. Seller shall, within five (5) business days after receipt of Purchaser’s notice to Seller of the additional Purchaser’s Objections, notify Purchaser in writing that: (i) Seller will cure all or certain of the additional Purchaser’s Objections as of or prior to Closing, or (ii) Seller will not cure all or certain of the additional Purchaser’s Objections. In the event Seller fails to deliver the foregoing notice with respect to all or any of the additional Purchaser’s Objections, Seller shall be deemed to have elected option (ii) above with respect to any such Purchaser’s Objections. If Seller elects or is deemed to have elected not to cure any or all of the additional Purchaser’s Objections, Purchaser may, as Purchaser’s sole and exclusive remedies, (x) waive said Purchaser’s Objections, (y) by written notice to Seller given within five (5) business days after the expiration of Seller’s cure period described above, terminate this Contract, in which event Purchaser shall be entitled to the prompt return of the Earnest Money, and Seller and Purchaser shall have no further obligations hereunder (except as otherwise expressly provided herein) or (z) elect to cure said additional Purchaser’s Objections at Purchaser’s expense (subject to Purchaser’s right to deduct from the Purchase Price the cost of the cure of any Curable Matters (hereinafter defined) that Purchaser elects to cure after Seller’s failure to cure such Curable Matter). Failure by Purchaser to terminate this Contract by notice to Seller within such period shall be deemed a waiver by Purchaser of any Purchaser’s Objections previously raised and not cured.

2.5.4	Curable Matters. Notwithstanding anything in this Section 2.6 to the contrary, Seller shall be obligated to cure and/or satisfy (a) any mortgage liens or mechanics and materialman’s liens not caused by the acts or omissions of Purchaser or its agents against the Project, (b) any consensual liens or encumbrances agreed to by Seller without Purchaser’s consent on or after the Contract Date and (c) any real estate taxes, personal property taxes, or special assessments due and payable prior to Closing (collectively, the “Curable Matters”). Insuring over or bonding around mechanics’, materialmen’s and judgment liens in a manner that permits the Title Company to issue the Title Policy (hereinafter defined) without exceptions for such liens shall be deemed satisfactory for compliance with this Section 2.6.4. Except for the Curable Matters and the Purchaser’s Objections that Seller cures or agrees to cure on or prior to the Closing, all exceptions to title shown by the Title Commitment, any revised title commitment, the Survey and any encumbrance arising from the acts of Purchaser shall be Permitted Exceptions for all purposes hereunder.

2.6	Contingency Period. Purchaser’s obligations under this Contract shall be conditioned upon the Due Diligence Materials, the Title Commitment, the Survey, and the Project and all aspects thereof, including by way of illustration all physical and environmental matters relating to the Project, being acceptable to Purchaser in its sole discretion; provided, however, there shall be no contingency for Purchaser’s ability to obtain financing for the acquisition of the Project. Purchaser, at its election and in its sole discretion, may terminate this Contract by giving written notice thereof to Seller at any time prior to 5:00 p.m. Fort Worth, Texas time on the date which is thirty (30) days following the delivery to Buyer of the Due Diligence Materials and all materials required pursuant to Section 5.1.5, below (the “Contingency Period”), in which event Purchaser shall thereafter be entitled to obtain prompt return of the Earnest Money, and neither party shall have any further obligation under this Contract, except as may be expressly provided to the contrary herein. In the event Purchaser fails to terminate this Contract as provided in the immediately preceding sentence, Purchaser shall be deemed to have waived its right to terminate this Contract under this Section 2.7 and to have accepted the Land, the Improvements, the Title Commitment (as such may have been modified but subject to Purchaser’s rights under Section 2.6.3), and the Survey, in each case as existing on the date thereof. Thereafter, Purchaser shall have no further right to terminate this Contract except as specifically provided elsewhere herein, and Purchaser shall be deemed to have accepted all then-existing matters relating to the Project.

3.	PURCHASE PRICE.

The “Purchase Price” for the Project shall be TWO MILLION EIGHT HUNDRED FORTY TWO THOUSAND AND NO/100 DOLLARS ($2,842,000.00), payable in all cash or other immediately available funds at the Closing, payable pursuant to the terms and conditions contained in this Contract, but subject to prorations as provided below.

4.	PRORATIONS.

The following items shall be prorated as of the Closing Date and such prorations shall be reflected on the settlement statements prepared by the Title Company on the Closing Date and shall serve to adjust the Purchase Price. Such prorations shall be made on the basis of a 365-day year, as of 11:59 p.m. on the day preceding the Closing Date.

4.1	Revenues. All rentals, receipts and other revenues from the Project, if any, which have been actually received by Seller and which are allocable to the period from and after the Closing Date shall be credited to Purchaser. Purchaser shall be entitled to collect all rentals, receipts and other revenues from the Project which are delinquent or due on or after the Closing Date. All rentals, receipts, and other revenues of any kind whatsoever (together, “Revenues”) from the Project collected by Purchaser shall be credited: (a) if specifically identified by reference to invoice or month, to such invoice or month; and (b) if not so specifically identified, first to current Revenues not delinquent, and second to delinquent Revenues, in the inverse order of delinquency. All Revenues which relate to the month in which the Closing Date occurs shall be credited first to Revenues for the month in which the Closing Date occurs, and second to delinquent Revenues, in the inverse order of delinquency. Any such delinquent Revenues when applied as provided herein which relate in whole or in part to any period prior to the Closing Date shall be remitted by Purchaser to Seller when collected by Purchaser (net only of any reasonable collection expenses actually incurred by Purchaser). Any such delinquent Revenues when applied as provided herein, which relate in whole or part to any period on or subsequent to the Closing Date shall be remitted by Seller to Purchaser when and if collected by Seller (net only of any reasonable collection expenses actually incurred by Seller). Seller shall have the right to enforce and collect any Revenues that are attributable to periods before the Closing Date by any means other than exercising termination or termination of possession rights or other rights under the 7-Eleven Lease (except that Seller shall at all times have the right to bring a suit or suits for damages to collect any Revenues), and Purchaser shall reasonably cooperate in such enforcement and collection efforts at no cost to Purchaser including reasonable attorneys’ fees incurred by Purchaser.

4.2	Property Taxes. Seller shall be responsible for all ad valorem taxes and assessments, both general and special, with respect to the Project for periods prior to the Rent Commencement Date (as defined in the 7-Eleven Lease). 7-Eleven shall be responsible for all ad valorem taxes and assessments, both general and special, with respect to the Project for periods after the Rent Commencement Date. The provisions of this Section 4.2 shall survive Closing.

4.3	Security Deposit. All security and other deposits, if any, including any accrued interest thereon, if such interest is required to be remitted to 7-Eleven pursuant to the 7-Eleven Lease, held by Seller on the Closing Date on behalf of 7-Eleven under the 7-Eleven Lease shall be credited to Purchaser.

The provisions of this Section 4 shall survive Closing.

5.	CONDITIONS PRECEDENT TO CLOSING.

5.1	Purchaser’s Conditions to Closing. The obligation of Purchaser to purchase the Project from Seller, and to perform the obligations required to be performed by Purchaser at the Closing, are subject to each of the following conditions (“Purchaser’s Conditions”):

5.1.1	Closing Documents. Seller shall have tendered at Closing all Closing Documents (as hereinafter defined) to which Seller is a party.

5.1.2	Compliance with Agreement. Seller shall have performed and complied in all material respects with its covenants and obligations under this Contract such that any default or failure of performance of Seller as to which Purchaser has delivered written notice to Seller shall be cured in all material respects prior to or at Closing.

5.1.3	Representations and Warranties. All of Seller’s representations and warranties under Section 8.2 are true and correct in all material respects as of Closing; provided, however, it shall not be a condition to Purchaser’s obligations hereunder if any items which may indicate Seller’s representations and warranties under Section 8.2 are not true and correct have been discovered by Purchaser during the Contingency Period and have been acknowledged by Purchaser in writing.

5.1.4	Title. The Title Company shall be prepared to issue an owner’s policy of title insurance in the amount of the Purchase Price (the “Title Policy”) insuring Purchaser’s fee simple title to the Land and the Improvements showing no exceptions other than the Permitted Exceptions.

5.1.5

Seller understands that Purchaser is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Purchaser to comply with such reporting requirements, Seller agrees to provide Purchaser and its representatives all information required for Purchaser to comply with Rule 3-14 (as reasonably determined by Purchaser’s counsel) including, but not limited to, if applicable, Seller’s most recent financial statements (including income statements and balance sheets) relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Property, including general ledger detail, accounts receivable analysis, budget to actual analysis and copies of bills and invoices. Within five (5) business days following a written request from Purchaser, Seller shall provide a letter to Purchaser’s auditors in substantially the form attached hereto as Exhibit 5.1.5. Seller understands that certain of such financial information may be included in filings required to be made by Purchaser with the U.S. Securities and Exchange Commission. This Section 5.1.5 shall survive the Closing

5.1.6	Seller will provide Purchaser with an amendment to the Lease confirming that all references to a gas station have been deleted.

If any of the Purchaser’s Conditions have not occurred or been satisfied within the time periods and in accordance with the terms set forth herein, then Purchaser shall have the right to terminate this Contract by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser, all obligations of the parties hereto shall thereupon cease (except as may be expressly provided to the contrary herein) and this Contract shall thereafter be of no further force and effect, unless such failure of the condition constitutes a default on the part of Purchaser under any other provision of this Contract.

5.2	Closing Conditions for Seller. Seller’s obligation to close on the Closing Date is subject to each of the following conditions (the “Seller’s Conditions”), unless waived in writing by Seller:

5.2.1	Purchase Price. Purchaser shall have tendered the Purchase Price into escrow with the Title Company.

5.2.2	Closing Documents. Purchaser shall have tendered at Closing all Closing Documents to which Purchaser is a party.

5.2.3	Compliance with Agreement. Purchaser shall have performed and complied with its monetary obligations under this Contract such that any default or failure of performance of Purchaser as to which Seller has delivered written notice to Purchaser shall be timely cured prior to or at Closing and Purchaser shall have performed and complied in all material respects with its other obligations under this Contract such that any default or failure of performance of Purchaser as to which Seller has delivered written notice to Purchaser shall be timely cured in all material respects prior to or at Closing.

5.2.4	Representations and Warranties. All of Purchaser’s representations and warranties under Section 9.1 and Section 9.2 are true and correct in all material respects as of Closing.

If any of the Seller’s Conditions have not occurred or been satisfied within the time periods and in accordance with the terms set forth herein, then Seller shall have the right to terminate this Contract after written notice to Purchaser of the specific default and after the ten (10) days’ opportunity to cure provided in Section 12.1, in which event the Earnest Money shall be paid to Seller, all obligations of the parties hereto shall thereupon cease (except as may be expressly provided to the contrary herein) and this Contract shall thereafter be of no further force and effect, unless such failure of the condition constitutes a default on the part of Seller under any other provision of this Contract.

6.	CLOSING DOCUMENTS.

On the Closing Date, (or such earlier date as expressly hereinbelow provided), Seller (and Purchaser where applicable) shall deliver, or cause to be delivered, to the Title Company the following fully executed documents and/or items, acknowledged where appropriate(collectively referred to herein as the “Closing Documents”):

6.1	Deed. A Bargain and Sale Deed with Covenants Against Grantor’s Acts (“Deed”) in the form attached hereto as Exhibit 6.1 conveying the Land, the Improvements, and the Appurtenances to Purchaser.

6.2	Bill of Sale. A duly executed Bill of Sale in the form attached hereto as Exhibit 6.2 conveying title to the Personalty to Purchaser and assigning to Purchaser the Intangible Property and all of Seller’s interest in the Service Contracts, together with an assumption thereof by Purchaser of all obligations accruing thereunder from and after the Closing Date. The Service Contracts, if any, in Seller’s possession will be delivered to Purchaser immediately after Closing.

6.3	Assignment and Assumption of Lease. An Assignment and Assumption of Lease in the form attached hereto as Exhibit 6.3 assigning to Purchaser all of Seller’s (or Seller’s affiliate’s) interest as landlord in the 7-Eleven Lease together with an assumption thereof by Purchaser of all obligations accruing from and after the Closing Date. The 7-Eleven Lease will be delivered to Purchaser immediately after the Closing.

6.4	Tenant Notice. Notice to 7-Eleven under the 7-Eleven Lease in the form attached hereto as Exhibit 6.4 informing 7-Eleven of the sale of the Project to Purchaser.

6.5	Settlement Statement. A settlement statement prepared by the Title Company and acceptable to Purchaser and Seller showing all cash receipts and disbursements to be made by the Title Company on the Closing Date.

6.6	Non-Foreign Status Affidavit. An Affidavit of Non-Foreign Status executed by Seller and in full compliance with Section 1445 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and in the form acceptable by the Title Company. In the event Seller is a disregarded entity for Federal Income Tax purposes, the Affidavit of Non-Foreign Status will be executed by the entity under which Income Taxes are filed.

6.7	Other Documents. Other certificates and documents that are reasonably acceptable to the signing party and are customarily required to effect the closing of the sale of the Project and related transactions contemplated by this Contract.

Purchaser shall execute and acknowledge the assignment documents tendered by Seller with respect to the 7-Eleven Lease, the Bill of Sale and other documents requiring execution by Purchaser as set forth in Sections 6.1-6.7 above.

7.	CLOSING.

7.1	Closing. This transaction shall close, as evidenced by recordation of the Deed and delivery of the Purchase Price (net of prorations and Seller’s share of closing costs pursuant to this Contract) (the “Closing”), on or before the date that is thirty (30) days after the expiration of the Contingency Period (or such earlier date as both parties may mutually agree in writing) (the “Closing Date”) (provided that if such date is not a business day in Tarrant County, Texas, the Closing shall be held on the next business day thereafter).

7.2	Place. The Closing shall take place through escrow on the Closing Date in the offices of the Title Company, or such other office as is reasonably acceptable to the parties. Neither party shall be required to attend the Closing in person. Upon the completion of the Closing, the parties shall instruct the Title Company to record the Deed in the appropriate land records (provided that Title Company has committed to deliver the Title Policy) to effect the transfer and conveyance of the Project to Purchaser. Upon such recording and agreement to deliver the Title Policy as described in this Contract: (a) the parties shall cause the Title Company to disburse funds to Seller in the amount of the Purchase Price (subject to the prorations provided for herein and less Seller’s share of closing costs provided for herein) and (b) the parties shall cause the Title Company to deliver all documents executed in accordance with this Contract to the parties in accordance with written instructions received by the parties.

7.3	Payment of Purchase Price. Purchaser shall deliver to the Title Company on the Closing Date immediately available funds in the amount of the Purchase Price plus any prorations credited to Seller, costs and expenses hereunder payable by Purchaser, and less the amount of the Independent Consideration and the Earnest Money (and any interest thereon) and any costs payable by Seller and prorations credited to Purchaser. The net amount of the Purchase Price, including the Earnest Money, due to Seller as shown on the settlement statement approved by Seller shall be paid to Seller on the Closing Date.

7.4	Possession. Possession of the Project shall be delivered to Purchaser on the Closing Date, subject only to the rights of 7-Eleven under the 7-Eleven Lease and possessory rights of other parties contained in the Permitted Exceptions.

7.5	Closing Costs. Seller shall pay at Closing the premium for the Title Policy (excluding the premium for any endorsements, if Purchaser requests same, which shall be the responsibility of Purchaser), all transfer taxes, including New York State Transfer Tax and Peconic Bay Transfer Tax and one-half of any escrow fees. Purchaser shall pay for one-half of any escrow fees, all costs associated with any financing, the portion of the premium for any endorsements Purchaser desires to obtain to the Title Policy, any costs to update the Survey, the costs of all appraisals, engineering and environmental reports and feasibility and market studies which it may obtain, mortgage tax, and recording fees for the Deed, mortgage and assignments to be delivered at Closing. Seller and Purchaser shall each be responsible for paying their respective legal fees and costs, if any, outside of escrow.

7.6	Brokerage Commissions. Each party shall pay any brokerage commissions due as provided in Section 13 below.

8.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER.

8.1	Seller’s Covenants. Seller hereby covenants and agrees as follows:

8.1.1	Insurance. At all times from the date hereof to the date preceding the Closing Date, Seller shall cause to be maintained in force, fire and extended coverage insurance and commercial general liability insurance upon the Project in amounts not less than the amounts of the insurance coverage on the Project on the Contract Date or replacement cost, whichever is greater.

8.1.2	Operation and Maintenance. At all times from the Contract Date to the day immediately before the Closing Date, Seller shall operate and maintain the Project in substantially the same manner as it is now operated and maintained, and Seller shall maintain the physical condition of the Project in substantially its current condition, reasonable and ordinary wear and tear and damage by Purchaser and its agents and by fire and casualty excepted.

8.1.3	Personalty. Seller shall not transfer nor remove any Personalty that is material to the operation or value of the Project from the Project subsequent to the Contract Date unless Seller replaces the same prior to the Closing Date with Personalty of equivalent or better utility and quality to the items replaced.

8.1.4	Title. From and after the Contract Date, Seller shall not further encumber the Project in any consensual manner without the written consent of Purchaser, and in all events Seller shall not place any further monetary liens on the Project except those arising by operation of law.

8.1.5	Copies of Material Notices. Seller shall provide to Purchaser promptly following Seller’s receipt (i) any written notices of material default or alleged material default under the 7-Eleven Lease or by any party under any of the Service Contracts delivered or received by Seller from and after the Contract Date and (ii) any written notices with respect to the Project received by Seller from and after the Contract Date.

8.1.6	Service Contracts. Seller shall not enter into any new service contracts affecting the Project without Purchaser’s prior written approval, which shall not be unreasonably withheld or delayed.

8.1.7	7-Eleven Lease. From and after the expiration of the Contingency Period, Seller shall not terminate or materially modify the 7-Eleven Lease or enter into any new leases that affect Purchaser after Closing without the prior written consent of Purchaser, not to be unreasonably withheld or delayed. Seller shall not grant any consent to any assignment or sublease under any Lease unless it is obligated to grant such consent pursuant to the terms of the Lease. Seller shall comply in all material respects with the obligations of the landlord under the 7-Eleven Lease. Seller has completed the construction of all Improvements on the Project and 7-Eleven has completed its finish out activities.

8.1.8	Estoppel Certificate. No later than five (5) days prior to the Closing Date, Seller will cause 7-Eleven to deliver to Purchaser for its benefit an executed Estoppel Certificate in the form substantially similar to that attached hereto as Exhibit 8.1.8. The Closing Date may be extended as necessary to comply with this provision.

8.2	Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser the following as of the Contract Date:

8.2.1	Company and Authorization Matters. Seller is a limited liability company duly organized and validly existing under the laws of the State of New York. Seller is in good standing in Texas and the State of New York and is authorized to transact business in Texas and the State of New York. Seller has full power and authority to execute and deliver this Contract and perform all of its obligations under this Contract. All consents, authorizations and approvals which may be required in order for Seller to enter into this Contract or consummate the transactions contemplated hereby have been obtained. The person executing this Contract on behalf of Seller has been duly authorized and empowered to bind Seller to this Contract. Seller is not a “disregarded entity” for federal income tax purposes.

8.2.2	No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Contract, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Contract, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, loan agreement, lease, or other material agreement or instrument to which Seller is a party or by which any of the Project may be bound.

8.2.3	No Bankruptcy, Insolvency or Reorganization Proceedings. Seller has not filed any assignments for the benefit of creditors, insolvency, bankruptcy or reorganization proceedings and no such proceedings have been filed against Seller.

8.2.4	Litigation. To the best of Seller’s current, actual knowledge, there is no pending or threatened litigation or other proceeding against Seller relating to the Project, including without limitation any condemnation action.

8.2.5	No Pending Sale Contracts. Except for this Contract, Seller has not entered into any other currently effective agreements for the sale of the Project, nor are there any currently existing rights of refusal or options to acquire fee title to the Project in favor of any person or entity except Purchaser, except as may be provided in the 7-Eleven Lease. This Contract is contingent upon waiver of any right of first offer or right of first refusal contained in the 7-Eleven Lease.

8.2.6	Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. If Seller is a disregarded entity for Federal Income Tax purposes, this representation shall be made by such entity under whom Federal Income taxes are filed.

8.2.7	Environmental Issues. To the best of Seller’s current, actual knowledge, and except as disclosed in Seller’s most recent environmental reports, which are included in the Due Diligence Materials, Seller has received no notice of contamination or release of hazardous materials at the Property.

8.3	Survival. The representations and warranties of Seller contained in this Contract shall survive the Closing Date and the recordation of the Deed for a period of six (6) months, at which time they will be deemed to be merged into and superseded by the Closing Documents, except to the extent written notice of specific claims have been delivered by Purchaser to Seller prior to the expiration of such six month period.

8.4	Limitations. Notwithstanding anything in this Contract to the contrary, Seller’s liability for breaches of the foregoing covenants, representations and warranties is subject to the following limitations:

8.4.1	Claim Must be Brought Within Nine Months. Any claim by Purchaser against Seller for a breach of a covenant, representation or warranty must be brought within nine months following the Closing Date.

8.4.2	No Claim for Breach of Representation as to which Purchaser has Actual Knowledge. Purchaser shall have no claim for any breach of a representation or warranty by Seller as to which Purchaser has actual knowledge of the untruth or inaccuracy thereof on the Contract Date (but only if such knowledge existed prior to delivery of an executed signature page from Purchaser).

8.4.3	Breach of Covenant as to which Purchaser has Actual Knowledge. Purchaser shall have no claim for any breach of a covenant by Seller as to which Purchaser has actual knowledge prior to Closing.

8.4.4	No Liability for Consequential or Punitive Damages. Seller shall never be liable to the Purchaser under this Contract for lost profits or other Special, incidental or consequential damages or for punitive or exemplary damages.

8.5	Seller recognizes that Voltari Corporation, which is Buyer’s parent company (“Parent”), is a public company with shares of common stock registered under U.S. securities laws. Accordingly, Seller acknowledges and agrees that Parent may publicly disclose, including in filings with governmental authorities, this Contract, the fact that the parties have entered into this Contract, financial statements and information regarding the Project and/or such other information regarding the transaction contemplated hereby as it may deem necessary or advisable under securities laws, rules or regulations, or accounting rules.

9.	PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Purchaser hereby represents and warrants to Seller the following as of the Contract Date:

9.1	Entity and Authorization Matters. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware. If required by state law, Purchaser is, or will at Closing be, duly authorized to transact business in and is in good standing in the State of New York. Purchaser has full power and authority to execute and deliver this Contract and perform all of its obligations under this Contract. All consents, authorizations and approvals which may be required in order for Purchaser to enter into this Contract or consummate the transactions contemplated hereby, including without limitation any necessary partner or board of directors approvals, have been obtained. The person executing this Contract on behalf of Purchaser has been duly authorized and empowered to bind Purchaser to this Contract. This Contract, when executed and delivered by Purchaser, shall constitute the valid and binding agreement of Purchaser and be enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors’ rights generally.

9.2	No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Contract, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Contract, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, loan agreement, lease, or other material agreement or instrument to which Purchaser is a party.

9.3	Survival. The representations and warranties of Purchaser shall survive the Closing Date and the recordation of the Deed for a period of six (6) months, except to the extent written notice of specific claims have been delivered by Seller to Purchaser prior to the expiration of such six-month period.

10.	CONDITION OF THE PROJECT.

10.1

As Is Conveyance. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.2 OF THIS CONTRACT, PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER OR ANY AGENT OR EMPLOYEE THEREOF REGARDING THE PROJECT, INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE PRESENCE OR ABSENCE OF CHEMICALS, TOXIC OR HAZARDOUS SUBSTANCES, MATERIALS OR WASTES THEREUPON, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR ANY LIMITED WARRANTIES CONTAINED HEREIN AND THE SPECIAL

WARRANTY OF TITLE TO BE CONTAINED IN THE DEED TO BE DELIVERED AT THE CLOSING. PURCHASER SHALL ACCEPT THE PROJECT IN ITS “AS IS,” “WHERE IS,” “WITH ALL FAULTS” CONDITION, AND SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED. AFTER CLOSING, SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROJECT.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT OR ANY CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY.

PURCHASER ACKNOWLEDGES THAT IT IS A SOPHISTICATED REAL ESTATE INVESTOR WHO SHALL HAVE HAD, AS OF THE CLOSING DATE, OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROJECT THAT PURCHASER ELECTS TO CONDUCT, AND CONDUCT A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROJECT, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL ISSUES, IF ANY, AND SHALL CONDUCT SUCH TESTS, PRIOR TO THE CLOSING DATE, AND RECEIVE AND REVIEW SUCH INFORMATION AS PURCHASER SHALL REQUIRE IN THE COURSE OF ITS INVESTIGATION.

PURCHASER SHALL UNDERTAKE SUCH INVESTIGATION AS SHALL BE REQUIRED TO MAKE PURCHASER FULLY AWARE OF THE CONDITION OF THE PROJECT, INCLUDING THE ENVIRONMENTAL CONDITION OF THE LAND, AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROJECT, AND PURCHASER COVENANTS AND WARRANTS TO SELLER THAT PURCHASER SHALL RELY, EXCEPT TO THE EXTENT OF SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED HEREUNDER, OR IN ANY CLOSING DOCUMENTS, SOLELY ON PURCHASER’S OWN DUE DILIGENCE INVESTIGATION IN DETERMINING TO PURCHASE THE PROJECT.

THE PROVISIONS OF THIS SECTION 10.1 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS CONTRACT WHETHER OR NOT INCORPORATED INTO THE DEED TO BE DELIVERED AT CLOSING.

10.2

Waiver and Release. As a material inducement to Seller to enter into the Contract, and with the exception of those remedies expressly provided in this Contract with respect to a breach by Seller of its express representations and warranties set forth herein, effective as of the Closing, Purchaser, for itself and on behalf of its successors and assigns, hereby irrevocably and unconditionally waives, releases, acquits, compromises with and forever discharges the Seller and each of the Seller’s predecessors, successors, assigns, agents, partners, directors, officers, employees, insurance companies, representatives, attorneys, divisions, subsidiaries, affiliates (and partners, agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), from and for all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising in connection with the Project, whether prior to or after the Closing, including, but not limited to claims under any federal, state or local laws, including, without limitation, Environmental Laws (as defined below), which Purchaser now or in the future has, owns or holds, or claims to have, own or hold, or claimed to have, own or hold against any of the Released Parties (collectively, the “Released Liabilities”); provided, however, that Purchaser, for itself and on behalf of its successors and assigns, does not hereby waive, release, acquit, compromise with and forever discharge the Released Parties from any Released Liabilities caused by or arising from the gross negligence, willful misconduct or fraud of any Released Party. As used herein, the term “Environmental Laws” means any federal, state or local statute, law, rule, regulation, ordinance or code in effect and applicable to the Project on the Contract Date, and any judicial or administrative order, consent decree, judgment or directive in effect and applicable to the Project on the Contract Date, relating to the protection of environment, natural resources, hazardous substances, solid waste, petroleum hydrocarbons or refined products, including without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et. seq., (“CERCLA”) the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601 et. seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§ 2601 et. seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et. seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et. seq., the Federal Clean Air Act, 42 U.S.C. § 7401 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et. seq., each amendment to such laws, the regulations promulgated pursuant thereto, and each and every comparable statute or ordinance adopted by the jurisdiction(s) wherein the Project is located, including all rules and regulations promulgated under such laws, acts or ordinances. The provisions of this Section 10.2 shall survive the Closing whether or not incorporated into the Deed to be delivered at Closing.

11.	CASUALTY AND CONDEMNATION.

11.1	Risk of Loss. Seller shall bear all risk of loss or damage to the Project from all causes until the Closing; provided, however, that Seller shall have no obligation to repair such loss or damage.

11.2

Purchaser’s Option to Terminate. If prior to the Closing (i) any portion of the Project (other than an immaterial portion) is destroyed by fire, the elements or by any other casualty which is not repaired prior to Closing, or (ii) any portion of the Project is taken by eminent domain, or made the subject of condemnation proceedings (or proposed or threatened condemnation proceedings), Seller shall give Purchaser prompt written notice thereof and Purchaser may elect, by written notice to Seller within the earlier of (i) ten (10) days after Purchaser shall have received written notice of such event from Seller, or (ii) the Closing Date, to terminate this Contract without further liability (in which event the Earnest Money shall be returned to Purchaser and Seller and Purchaser shall have no further obligations hereunder). If prior to the Closing an immaterial portion of the Project is destroyed by fire, the elements or by any other casualty which is not repaired prior to Closing, (x) if such casualty occurs prior to the expiration of the Contingency Period, Purchaser may either terminate this Contract in accordance with Section 2.7 or receive a credit of the proceeds at Closing in accordance with Section 11.3.1 below, or (y) if such casualty occurs after the expiration of the Contingency Period and prior to the Closing Date, Seller may elect to either (1) terminate this Contract, in which event the Earnest Money shall be returned to Purchaser and Seller and Purchaser shall have no further obligations hereunder, or (2) credit any proceeds on account of the Purchase Price, including the sum of any deductible under any applicable insurance policy, in accordance with Section 11.3.1 below. For the purposes of this Section 11, an “immaterial portion” of the Project shall mean any portion thereof valued at less than $100,000.00. If Purchaser elects to terminate this Contract, as aforesaid, then the Title Company will return the Earnest Money to Purchaser free and clear of all rights and claims of Seller with respect thereto, and thereafter neither Seller nor Purchaser shall have any further rights or obligations hereunder (except as otherwise provided herein).

11.3	Failure to Terminate. If any portion of the Project is destroyed by casualty, taken by eminent domain or made the subject of condemnation proceedings (or proposed or threatened condemnation proceedings), and Purchaser does not elect to terminate this Contract pursuant to Section 11.2 hereof, then at the Closing the following shall occur

11.3.1	Credit of Award or Proceeds. Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards actually received by Seller or any sums of money collected by Seller (whether retained by Seller or paid directly to a holder of any lien on the Project) under its policies of insurance or renewals thereof insuring against the loss in question.

11.3.2	Assignment of Future Awards. In the case of a condemnation, Seller shall also assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to (a) such claims and further sums payable thereunder, and (b) any awards that may be made with respect to any pending or future condemnation proceeding.

11.4

Control of Condemnation Proceedings Before End of Contingency Period. In the event of condemnation proceedings, Seller shall have total control and authority over such proceedings and the prosecution of any claim therein unless the Contingency Period has expired (or Purchaser affirmatively waives the Contingency Period in writing), and unless and until Purchaser has waived its right to terminate under this Section 11. Seller shall keep Purchaser currently apprised of all actions taken or agreed to by Seller in such proceeding prior to Purchaser’s election to waive the Contingency Period (if not already expired) and/or its termination option hereunder, such that any decision by Purchaser shall be made based on the then-current status of the proceeding, and the Closing Date may be extended at Purchaser’s option. If the Contingency Period has expired, Seller agrees that it will not agree to an award or convey the Project to the condemning authority in lieu of condemnation during Purchaser’s termination election period set forth in Section 11.2.

11.5	Control of Condemnation Proceedings After Purchaser is “At-Risk.” After the Contingency Period has expired or been waived and after Purchaser makes an election under this Section 11 not to terminate (if Purchaser so elects), Purchaser shall be entitled to participate in any condemnation proceeding on an equal basis with Seller and veto any proposed award or settlement not acceptable to Purchaser.

12.	DEFAULT AND REMEDIES.

12.1	Purchaser’s Default. If Purchaser is in default and continues to be in default after written notice thereof from Seller and ten (10) days’ opportunity to cure the same, (which default includes Purchaser failing to close as required by and in accordance with the terms of this Contract) of this Contract prior to or at the Closing and Seller elects to terminate this Contract due to Purchaser’s default, the Earnest Money shall be forfeited by Purchaser and retained on behalf of Seller, and both parties shall thereafter be released from all further obligations under this Contract, except as expressly provided to the contrary herein.

Purchaser and Seller acknowledge that Seller’s damages would be difficult or impossible to determine in the event of Purchaser’s failure to perform its obligations under this Contract and that the Earnest Money and such other things of value are a reasonable estimate of such damages. The Earnest Money and such other payments and things of value shall, therefore, be liquidated damages to Seller and retention thereof shall be Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligations under this Contract.

12.2	Seller’s Default. If Seller is in default hereunder and continues to be in default after notice thereof from Purchaser and ten (10) days’ opportunity to cure the same, Purchaser may elect by written notice to Seller:

(i)	To terminate this Contract, in which case Seller shall, within two (2) business days after receipt of such notice, notify the Title Company in writing to return the Earnest Money and all interest earned thereon to Purchaser plus the actual, reasonable cost of title, inspection reports, environmental reports, survey and legal fees. The maximum amount of Seller’s liability for expenses is $50,000.00 with reasonable legal fees not to exceed $15,000.00. Thereafter, neither party shall have any further obligation under this Contract, except as expressly provided to the contrary herein, or,

(ii)

To maintain this Contract in full force and effect and bring suit for specific performance which suit may include a claim for reasonable attorney’s fees and, in the event specific performance is unavailable to Purchaser due to the specific acts of Seller, actual damages. Purchaser expressly waives all other remedies, including suit for special, punitive or consequential damages, provided that nothing herein precludes a claim against Seller after Closing for fraud or a breach of any representations and warranties, subject to the limitations of Section 8.4 hereof. If Purchaser does not bring suit within sixty (60) days of the scheduled Closing Date, Purchaser shall be deemed to have elected option (i) above.

13.	BROKERAGE COMMISSIONS.

Purchaser hereby represents and warrants to Seller that Purchaser has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Contract. Seller hereby represents and warrants to Purchaser that Seller has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Contract, except for Marcus & Millichap (“Marcus & Millichap”). Seller agrees to pay Marcus & Millichap (the “Broker”) whose commission shall be paid by Seller pursuant to the terms of a separate written agreement. Such commission shall be earned and payable if and only if the Closing is consummated. Brokers may divide its fee or commission with other real estate brokers, or salesmen, but, notwithstanding any such agreement for division of the fee or commission, Seller shall be fully protected in paying said commission to the Brokers. Seller shall have no obligation whatsoever to pay any commission if the transaction contemplated by this Agreement is not consummated, whether or not as a result of the termination of this Agreement by either Seller or Purchaser or as a result of a default by either party. This Agreement may be amended at any time and from time to time in any manner whatsoever (including but not limited to modifying the Purchase Price) by Seller and Purchaser, without joinder, approval or consent by the Brokers. Seller and Purchaser hereby agree to defend, indemnify and hold harmless the other from and against any and all claims of any other person claiming a brokerage fee or commission through the indemnifying party.

14.	MISCELLANEOUS.

14.1	Entire Agreement. This Contract supersedes all prior and contemporaneous discussions, agreements and understandings between Seller and Purchaser and constitutes the entire agreement between Seller and Purchaser with respect to the transaction herein contemplated. This Contract may be amended or modified only by a written instrument executed by Seller and Purchaser.

14.2	Waiver. Each party hereto may waive any breach by the other party of any of the provisions contained in this Contract or any default by such other party in the observance or performance of any covenant or condition required to be observed or performed by it contained herein; PROVIDED, ALWAYS, that such waiver or waivers shall be in writing, shall not be construed as a continuing waiver, and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach, act or omission or default or affect each party’s rights resulting therefrom. No waiver will be implied from any delay or failure by either party to take action on account of any default by the other party. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

14.3	Notices. All notices and demands given or required to be given by any party hereto to any other party (“Notices”) shall be in writing and shall be delivered in person or sent by facsimile with electronic confirmation of receipt thereof, or by a reputable overnight carrier that provides a receipt, such as Federal Express or UPS, or by registered or certified U.S. mail, postage prepaid, addressed as follows (or sent to such other address as any party shall Specify to the other party pursuant to the provisions of this Section):

Seller:	Flanders Holding, LLC
1211 S. White Chapel Blvd.
Southlake, Texas 76092
Attention: Jason Keen
Tel: 817.912.0222
Fax: 817.912.0550
Email: jkeen@verdarealestate.com

with a copy to:	Baker Monroe, PLLC
University Centre I
1300 S. University, Suite 318
Fort Worth, Texas 76107
Attn: Chris Baker
Tel: 817.632.6306
Fax: 817.900.8585
E-Mail: cbaker@bamolaw.com

with a copy to:	Baker Monroe, PLLC
University Centre I
1300 S. University Drive, Suite 318
Fort Worth, Texas 76107
Attn: Justin P. Huston
Tel: 817.632.6301
Fax: 817.900.8585
E-Mail: jhuston@bamolaw.com

To Purchaser:	Voltari Real Estate Holdings, LLC
601 West 26th Street, Suite 415
New York, NY 10001
Attn: Chief Principal Officer
Phone: 212-388-5500

with a copy to:	Marshall S. Schiff, Esq.
Marshall S. Schiff, P.C.
One North Broadway, Suite 701
White Plains, New York 10601
Tel: 914.997.6767
E-Mail: m.schiff@msschiffiaw.com

To the Title Company:	Fidelity National Title Agency, Inc.
850 E. State Highway 114, Suite 200
Southlake, Texas 76092
Attn: Stephanie Kleam
Phone: 817.442.1111
Fax: 817.442.9997
E-Mail: skleam@fidelity-usa.com

All Notices delivered in the manner provided herein shall be deemed given upon actual receipt (or attempted delivery if delivery is refused). Facsimile transmissions shall be deemed given upon electronic confirmation of such transmission.

14.4	Successors and Assigns. This Contract shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Contract may not be assigned by Purchaser to any person other than an affiliate of Purchaser without the prior written consent of Seller.

14.5	Choice of Law, Venue and Forum. This Contract, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in New York County, New York, and shall be brought in the U.S. District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan and not in any other State or Federal court in the United States or any court in any other country. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in New York County, New York, and specifically consent to the jurisdiction of the U.S. District Court for the Southern District of New York or any New York State court, in each case located in the Borough of Manhattan.

14.6	No Third Parties Benefitted. The parties hereto do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Contract, and their respective successors and assigns.

14.7	Legal Fees. In the event either party hereto fails to perform any of its obligations under this Contract or in the event a dispute arises concerning the meaning or interpretation of any provision of this Contract, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable legal fees.

14.8

Construction. The section titles or captions in this Contract are for convenience only and shall not be deemed to be part of this Contract. All pronouns and any variations of pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the parties may require. Whenever the terms referred to herein are singular, the same shall be deemed to mean the plural, as the context indicates, and vice versa. This Contract shall not be construed as if it had been prepared only by Purchaser or Seller but rather as if both Purchaser and Seller had prepared the same. If any term, covenant, condition, or provision of this Contract or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Contract, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Contract shall be valid and shall be enforced to the fullest extent permitted by law.

14.9	Time of Essence. Time is of the essence of this Contract and each and every term and provision hereof.

14.10	Business Day. As used in this Contract, the term “business day” means Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day, or any other holiday recognized by banks in Dallas, Texas. If the final date of any period which is set out in any paragraph of this Contract falls upon a day which is not a business day, then, and in such event, the time of such period will be extended to the next business day.

14.11	Confidentiality. Purchaser covenants and agrees that Purchaser will not issue any press releases regarding the Project or the transaction contemplated herein without the prior consultation and express written approval of Seller unless required by applicable law or court order or contemplated under Section 8.5 of this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 14.11 shall survive the Closing

14.12	Counterparts. This Contract may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

14.13	Exhibits. All of the Exhibits and Schedules referenced in this Contract are attached hereto and incorporated as part of this Contract and shall have the same meaning as if they were incorporated fully within the text of this Contract.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract as of the Contract Date.

SELLER:

FLANDERS HOLDING, LLC
a Texas limited liability company

By:	/s/ Jason Keen
Jason Keen, Manager

PURCHASER:

VOLTARI REAL ESTATE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ John Breeman
Name:	John Breeman
Title:

EXHIBITS ATTACHED:

Exhibit 1.1	Land
Exhibit 2.3	Due Diligence Materials
Exhibit 5.1.5	Form of Audit Letter
Exhibit 6.1	Form of Special Warranty Deed
Exhibit 6.2	Form of Bill of Sale
Exhibit 6.3	Form of Assignment and Assumption of Lease
Exhibit 6.4	Tenant Notice
Exhibit 8.1.8	Form of Estoppel Certificate

EXHIBIT “1.1”

LEGAL DESCRIPTION OF LAND

[to be attached]

Store #37025

Exhibit A

Legal Description

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND situate, lying and being in Flanders, Town of Southampton, County of Suffolk and State of New York being bounded or described as follows:

BEGINNING at a point, said point being the comer formed by the intersection of the Westerly side of Cypress Avenue and the Southerly side of Flanders Road (Riverhead-Hampton Bays Road, State Route 24). Said point being the point or place of beginning.

RUNNING THENCE along the Westerly side of Cypress Avenue South 08 degrees, 20 minutes, 00 seconds West, 89.67 feet;

THENCE North 81 degrees, 40 minutes, 00 seconds West, 117.39 feet;

THENCE South 08 degrees, 20 minutes, 00 seconds West, 350.00 feet;

THENCE North 81 degrees, 40 minutes, 00 seconds West, 57.61 feet;

THENCE North 08 degrees, 20 minutes, 00 seconds East, 419.33 feet;

THENCE along the Southerly side of Flanders Road South 88 degrees, 17 minutes, 00 seconds East, 176.17 feet to the point or place of BEGINNING.

EXHIBIT “2.3”

Due Diligence Materials

1.	All existing environmental reports, studies or surveys of the Project in Seller’s possession.

2.	Current zoning information relative to the Project.

3.	A copy of the preliminary or final plat of the Project, if applicable.

4.	A copy of the preliminary or, if available, final site plan for the Land and the Improvements.

5.	A copy of the fully executed 7-Eleven Lease.

6.	All financial information required under Section 5.1.5 of this Contract.

EXHIBIT 5.1.5

FORM OF AUDIT LETTER

[Date]

[Address of Purchaser’s Auditor]

We are providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the “Statement”) of 721 Flanders Road, Flanders, New York (the “Property” for the period from January 1, 2015 through October 15, 2015.

We confirm, to our actual, current knowledge, without any duty of inquiry or investigation, the following representations made by you during your audit:

1. The Statement referred to above was prepared in material conformity with generally accepted accounting principles (GAAP), consistently applied.

2. We have no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

3. The information we have provided is complete and accurate to the best of our knowledge.

4. To the best of our knowledge, there are no additional expenses, in the areas requested, which we have not provided.

SELLER:

FLANDERS HOLDING, LLC a Texas limited liability company

By:
Jason Keen, Manager

EXHIBIT “6.1”

BARGAIN AND SALE DEED WITH COVENANT

AGAINST GRANTOR’S ACTS

BARGAIN AND SALE DEED WITH COVENANT AGAINST GRANTOR’S ACTS

FORM 8002 (short version), FORM 8007 (long version)

CAUTION: THIS AGREEMENT SHOULD BE PREPARED BY AN ATTORNEY AND REVIEWED BY ATTORNEYS FOR SELLER AND PURCHASER BEFORE SIGNING.

THIS INDENTURE, made the      day of             , 201  ,

BETWEEN FLANDERS HOLDING, LLC, a Texas limited liability company with offices at 1211 S. White Chapel Blvd., Southlake, Texas 76092, party of the first part, and

VOLTARI REAL ESTATE HOLDING, LLC, a Delaware limited liability company, with offices at 601 West 26th Street, Suite 415, New York, New York 10001, party of the second part,

WITNESSETH, that the party of the first part, in consideration of Ten Dollars and No Cents ($ 10.00), lawful money of the United States, paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Flanders, Town of Southampton, County of Suffolk, State of New York, more particularly described in schedule A attached hereto;

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof;

TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part, covenants that the party of the first part has not done or suffered anything whereby the said premises have been encumbered in any way whatever, except as aforesaid.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

Flanders Holding, LLC

by:
Jason Keen, Manager

IN PRESENCE OF:

STATE OF TEXAS	)
COUNTY OF	) ss.:
)

On the      day of,             , 201  , before me, the undersigned, personally appeared Jason Keen, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that they executed the same in their capacity(ies), and that by their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument and that such individual(s) made such appearance before the undersigned in the (City) (Town) of                     , State of Texas.

(signature and office of individual taking acknowledgment)

Deed

Title Number:

Flanders Holding, LLC

to

Voltari Real Estate Holdings, LLC

Record and Return:

Marshall S. Schiff, Esq.
Marshall S. Schiff, P.C.
One North Broadway, Suite 701 White Plains, New York 10601

EXHIBIT “6.2”

FORM OF BILL OF SALE

STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS
COUNTY OF	§

That FLANDERS HOLDING, LLC, a Texas limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by [PURCHASER NAME], a                      (“Grantee”) the receipt and sufficiency of which are hereby acknowledged and confessed, has SOLD, ASSIGNED, TRANSFERRED and DELIVERED and does by these presents SELL, ASSIGN, TRANSFER and DELIVER unto Grantee, all of Grantor’s right, title and interest in and to the following described properties located on, and/or affixed to, and used in connection with, the buildings (the “Improvements”) situated on those certain lands (the “Real Property”) in the City of Flanders, Suffolk County, New York, more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes, which Real Property has been conveyed by Grantor to Grantee by Special Warranty Deed of even date herewith:

(a) All equipment and personal property owned by Grantor which is located on or in the Real Property or the Improvements (collectively, the “Personalty”). The Personalty Specifically excludes any equipment or personal property of 7-Eleven under the 7-Eleven Lease.

(b) All right, title and interest to any unpaid insurance claims or proceeds or awards for damages to the Real Property and/or the Improvements resulting from any casualty or any taking in eminent domain or by reason of change of grade of any street.

(c) Except the name of the Grantor or affiliated entities, all of the interest of Grantor in any intangible property now or hereafter owned by Grantor and used or designed for use in connection with the Real Property, the Improvements and/or the Personalty, and any contract or lease rights, licenses, permits, certificates of occupancy, franchises, agreements, utility contracts, unexpired claims, warranties, guaranties and sureties belonging to Grantor, or other rights relating to the ownership, development, construction, design, use and operation of the Real Property and/or the Improvements, in each case to the extent assignable.

The property described in subsections (b) and (c) above is hereinafter sometimes referred to as the “Intangible Property”). Notwithstanding the foregoing, the property assigned and transferred hereunder shall not include any cash, bank accounts, prepaid obligations, and claims and causes of action.

TO HAVE AND TO HOLD the Grantor’s rights, titles, and interests in and to the Personalty and the Intangible Property, unto the said Grantee, its successors and assigns, forever.

The Personalty and the Intangible Property and all other property being transferred or assigned hereunder are being transferred and assigned by Grantor to Grantee AS IS, WHERE IS, AND WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. GRANTEE IS HEREBY THUS ACQUIRING SUCH PROPERTY BASED SOLELY UPON

GRANTEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS OF SUCH PROPERTY AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY GRANTOR OR GRANTOR’S AGENTS OR CONTRACTORS.

Grantee hereby accepts such assignment and transfer and hereby assumes, and agrees to indemnify and hold harmless Grantor from and against, all obligations of Grantor under the Intangible Property which accrue after the date hereof.

This assignment and transfer is made subject to those matters of record affecting the Property to the extent valid and enforceable.

Grantor and Grantee represent that they each have the full right, power, and authority to execute this Bill of Sale and to perform their respective obligations hereunder.

EXECUTED to be effective the      day of             , 2015.

GRANTOR:

FLANDERS HOLDING, LLC a Texas limited liability company

By:
Jason Keen, Manager

GRANTEE:

[PURCHASER NAME]
a

By:
Name:
Title:

EXHIBIT “6.3”

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (“Assignment”) is made effective this      day of             , 2015, by and between FLANDERS HOLDING, LLC, a Texas limited liability company (“Assignor”), and [Purchaser Name], a                                  (“Assignee”).

RECITALS

A. Assignor, as Landlord, and 7-Eleven, Inc., a Texas corporation, as Tenant, have entered into that certain Freestanding Lease Agreement dated September 12, 2013 (the “Lease”) relating to the real property described on the attached Exhibit “A” (the “Property”), which Property has been conveyed to Assignee by Assignor by Special Warranty Deed of even date herewith.

B. Assignor has agreed to assign the Lease to Assignee in connection with Assignor’s sale of the Property to Assignee.

THEREFORE, in consideration of TEN DOLLARS and other valuable consideration, the receipt and sufficiency of which Assignor acknowledges, Assignor does hereby SELL, ASSIGN, TRANSFER, AND DELIVER to Assignee the Lease, all of Assignor’s right, title, and interest in and to the Lease, and all of the rights, benefits and privileges of the landlord thereunder, including without limitation the rents and other charges to be payable under the Lease, all prepaid rents and security deposits, and all claims and actions, if any, against the tenants under the Lease, choate or inchoate, and all rents, issues, and profits of the Property (collectively, the “Assigned Rights”); TO HAVE AND TO HOLD all and singular the Lease unto Assignee, its successors and assigns, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Lease and other Assigned Rights unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or attempting to claim same, or any part thereof, by through or under Assignor, but not otherwise, subject, however, to permitted exceptions set forth in the Deed of even date herewith from Assignor as Grantor to Assignee as Grantee.

Assignor states that no other assignment by Assignor exists in connection with the Lease or Assigned Rights.

Assignor represents, warrants, covenants, and agrees that Assignor has performed and discharged any and all obligations of Assignor under the Lease arising prior to the effective date of this Assignment. ASSIGNOR AGREES TO INDEMNIFY AND HOLD HARMLESS ASSIGNEE FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, OR CAUSES OF ACTION EXISTING IN FAVOR OF OR ASSERTED BY LESSEES UNDER THE LEASE AND ARISING OUT OF OR RELATING TO ASSIGNOR’S FAILURE TO PERFORM ANY OF THE OBLIGATIONS UNDER THE SAID LEASE, ARISING OR ACCRUING PRIOR TO THE DATE OF THIS ASSIGNMENT, BUT NOT OTHERWISE.

Assignee assumes all liability, obligations, and duties to perform all of the terms and conditions of the Lease on the part of the Assignor to be performed on and after the date of this Assignment, and Assignee covenants and agrees to discharge any and all obligations of Assignor under the Lease arising after the effective date of this Assignment. ASSIGNEE AGREES TO

INDEMNIFY AND HOLD HARMLESS ASSIGNOR FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, OR CAUSES OF ACTION EXISTING IN FAVOR OF OR ASSERTED BY THE LESSEE UNDER THE LEASE AND ARISING OUT OF OR RELATING TO ASSIGNEE’S FAILURE TO PERFORM ANY OF THE OBLIGATIONS UNDER THE SAID LEASE, ARISING AFTER THE DATE OF THIS ASSIGNMENT, BUT NOT OTHERWISE.

All of the covenants, terms and conditions set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and legal representatives.

Assignee covenants and agrees to deliver a signed statement to the tenant under the Lease acknowledging that Assignee has received and is responsible for said tenant’s security deposit as set forth on Exhibit “B”.

ASSIGNOR:

FLANDERS HOLDING, LLC a Texas limited liability company

By:
Jason Keen, Manager

ASSIGNEE:

[PURCHASER NAME]
a

By:
Name:
Title:

EXHIBIT “6.4”

FORM OF TENANT NOTICE

                , 2015

7-ELEVEN, INC.	Via Certified Mail
Attn: Corporate Real Estate	Return Receipt Requested
1722 Routh Street, Suite 1000
Dallas, Texas 75201-2506

Re:	Store No. ; Freestanding Lease (the “Lease”) by and between FLANDERS HOLDING, LLC and 7-Eleven, Inc. relating to certain real property located at 721 Flanders Road, Flanders, Suffolk County, New York

Dear Sir or Madam:

This letter shall serve as notice to Tenant that the entire interest of the Landlord in the above-referenced Lease has been assigned to [PURCHASER NAME], a                                  (“Assignee”), effective as of this date. Assignee has received the security deposit in the amount of $         under the Lease and is now fully responsible for the return of your security deposit (if any) in accordance with the terms of the Lease.

Tenant is further notified that all rental payments under the Lease shall be paid from this day forward in accordance with the terms of the Lease to Assignee at the following address until notified otherwise:

Phone:
Fax:
E-Mail:

and that all notices under the Lease shall be addressed to Assignee at the same address until Tenant is notified otherwise.

Very truly yours,

FLANDERS HOLDING, LLC a Texas limited liability company

By:
Jason Keen, Manager

cc:	7-ELEVEN, INC. (Via Certified Mail, Return Receipt Requested)

Attn: Corporate Real Estate

P.O. Box 711

Dallas, Texas 75221-0711

EXHIBIT “8.1.8”

FORM OF ESTOPPEL CERTIFICATE

Location No.

7-Eleven, Inc., a Texas Corporation, having an office at 1722 Routh Street, Suite 1000, Dallas, Texas 75201 (“Tenant”) does hereby certify to                                  (“Lender”) and                                  (“Lessor”) as follows:

1. Tenant is currently the Lessee under certain Lease Agreement dated                      as amended by                                  (the “Lease”) covering certain premises known as 7-Eleven Location No.              located at                                 , more particularly described in the Lease (the “Demised Premises”) and on Exhibit “A” attached thereto and made a part hereof by reference.

2. The Lease is in full force and effect and has not been amended, modified or supplemented except as stated above. The term of the Lease will expire                     . Tenant has                      option to extend the term of the Lease for a period of          years.

3. To Tenant’s current, actual knowledge, no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute a default under the Lease. The Tenant has no existing defenses or offsets against the enforcement of this Lease by Landlord.

4. There is no default by Tenant under the Lease nor is there any event which, with the giving of notice or the passage of time or both, would constitute a default by Tenant under the Lease.

5. The minimum monthly rental in the amount of                      has been paid through                     . There is                      security deposit held by Landlord under the Lease.

6. The undersigned has full power and authority to execute this Estoppel Certificate on behalf of Tenant and Lender, its successors or assigns, shall be entitled to rely on the information contained herein.

IN WITNESS WHEREOF, Tenant has duly executed and delivered this Estoppel Certificate as of                     .

7-Eleven, Inc.

By:
Assistant Secretary